As filed with the Securities and Exchange Commission on July 20, 2022

Registration No. 333-203771

Registration No. 333-184316

Registration No. 333-129463

Registration No. 333-104604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-203771

REGISTRATION STATEMENT NO. 333-184316

REGISTRATION STATEMENT NO. 333-129463

REGISTRATION STATEMENT NO. 333-104604

UNDER

THE SECURITIES ACT OF 1933

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

Maryland	95-4300881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Address and Zip Code of Principal Executive Office)

PS Business Parks, Inc. Retirement Plan for Non-Employee Directors

PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan

PS Business Parks, Inc. Retirement Plan for Non-Employee Directors

PS Business Parks, Inc. 2003 Stock Option and Incentive Plan

(Full titles of the plans)

Matthew L. Ostrower

Chief Financial Officer

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by PS Business Parks, Inc. (the “Registrant” or “PSB”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of PSB common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement on Form S-8 (No. 333-104604), which was filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2003, and amended by Post-Effective Amendment No. 1, filed with the Commission on May 19, 2021, pertaining to the registration of 1,500,000 Shares issuable under the PS Business Parks, Inc. 2003 Stock Option and Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-129463), which was filed with the Commission on November 4, 2005, and amended by Post-Effective Amendment No. 1, filed with the Commission on May 19, 2021, pertaining to the registration of 70,000 Shares issuable under the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors;

•

Registration Statement on Form S-8 (No. 333-184316), which was filed with the Commission on October 5, 2012, and amended by Post-Effective Amendment No. 1, filed with the Commission on May 19, 2021, pertaining to the registration of 1,444,500 Shares issuable under the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan; and

•

Registration Statement on Form S-8 (No. 333-203771), which was filed with the Commission on May 1, 2015, and amended by Post-Effective Amendment No. 1, filed with the Commission on May 19, 2021, pertaining to the registration of 130,000 Shares issuable under the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors.

Effective on July 20, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of April 24, 2022 (the “Merger Agreement”), by and among PSB, Sequoia Parent LP (“Parent”), Sequoia Merger Sub I LLC (“Merger Sub I”), Sequoia Merger Sub II LLC (“Merger Sub II,” together with Parent and Merger Sub I, the “Parent Parties”), and PS Business Parks, L.P. (the “Partnership”), (i) Merger Sub II merged with and into the Partnership, with the Partnership continuing as the surviving entity, and (ii) immediately thereafter, Merger Sub I merged with and into the PSB, with PSB continuing as the surviving corporation (together, the “Mergers”).

In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Prior Registration Statements have been terminated. In accordance with undertakings made by PSB in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, PSB hereby removes from registration any and all securities registered but unsold under each of the Prior Registration Statements. Each of the Prior Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of July, 2022.

PS BUSINESS PARKS, INC.

By:	/s/ Matthew L. Ostrower
	Name:	Matthew L. Ostrower
	Title:	Chief Financial Officer, Vice President and Treasurer

*	Pursuant to Rule 478 under Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Prior Registration Statements.